Exhibit 23.10

CONSENT OF EVH CONSULTING (PTY) LTD.

The undersigned hereby consents to all references to the undersigned’s name and EVH Consulting (Pty) Ltd.’s name, and the inclusion and use of the scientific and technical information, including any reserve or resource estimates, from the technical report titled “Molo Feasibility Study - National Instrument 43-101 Technical Report on the Molo Graphite Project located near the Village of Fotadrevo in the Province of Toliara, Madagascar” dated effective July 13, 2017 (the “Technical Information”), including extracts from or summaries of the Technical Information, in the Registration Statement on Form S-4 (No. 333-220899) of NextSource Materials Inc. (the “Registration Statement”), any amendments to the Registration Statement, and the proxy statement/prospectus related to the Registration Statement.

October 23, 2017

EVH Consulting (Pty) Ltd.

/s/ E. V. Heerden

E. V. Heerden